                                      LOGO

                                 March 27, 1998

Dear Stockholder:

You are cordially invited to attend the 1998 Annual Meeting of Stockholders, which will be held at 10:00 A.M., local time, on Thursday, April 30, 1998, at The St. Regis, 2 East 55th Street, New York, New York.

The accompanying formal notice and proxy statement contain information which relates to matters that will be presented for a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, I will be pleased to hear from you.

It is important that your shares be voted at this meeting regardless of the number of shares you own. Therefore, even if you plan to attend the meeting, please mark, date, sign and return your proxy as soon as possible to insure that your shares are represented. If you do attend the meeting, you may choose to withdraw your proxy and vote your stock in person.

You are urged to take this opportunity to meet with us and to discuss the results and operations of the Company during 1997.

                                         Sincerely,

                                         LOGO
                                         JON W. ROTENSTREICH
                                         Chairman of the Board &
                                         Chief Executive Officer

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1998
                            ------------------------

To the Holders of Common Stock of
TIG HOLDINGS, INC.

The Annual Meeting of Stockholders of TIG Holdings, Inc. will be held at The St. Regis, 2 East 55th Street, New York, New York, on Thursday, April 30, 1998, at 10:00 A.M., local time, for the following purposes:

     (1) To elect two directors of the Company to serve until the Annual Meeting of Stockholders in 2001;

     (2) To ratify the appointment by the Board of Directors of independent auditors for 1998; and

     (3) To transact such other business as may properly come before the meeting.

     These matters are more fully discussed in the accompanying proxy statement.

     The close of business on Monday, March 16, 1998 has been fixed as the date for determining the stockholders who are entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the meeting will be available for inspection at the executive offices of TIG Holdings, Inc., 65 East 55th Street, New York, New York, for a period of ten days prior to the Annual Meeting. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING ENVELOPE.

     The Annual Meeting, for which this notice is given, may be adjourned from time to time without further notice, other than announcement at the meeting or any adjournment thereof. Any business for which notice is given may be transacted at any such adjourned meeting.

                                          By Order of the Board of Directors

                                          /s/ Carol E. Smith

                                          CAROL E. SMITH
                                          Secretary

New York, New York
March 27, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROXY INFORMATION...........................................    1
  Solicitation of Proxies...................................    1
  Voting Procedures.........................................    1
  Quorum and Votes Required.................................    2
PROPOSAL NUMBER 1 -- ELECTION OF DIRECTORS..................    2
PROPOSAL NUMBER 2 -- RATIFICATION OF AUDITORS...............    4
OTHER BUSINESS..............................................    5
CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS........    5
  Attendance................................................    5
  Committees of the Board of Directors......................    5
  Director Compensation.....................................    6
STOCK OWNERSHIP AND SECTION 16(a) BENEFICIAL OWNERSHIP
  REPORTING COMPLIANCE......................................    8
  Stock Ownership of Directors and Executive Officers.......    8
  Principal Stockholders....................................   10
  Section 16(a) Beneficial Ownership Reporting Compliance...   10
CERTAIN INFORMATION REGARDING THE EXECUTIVE OFFICERS........   11
  Employment and Severance Agreements and Change-in-Control
     Arrangements...........................................   12
  Compensation Committee Report on Executive Compensation...   15
  Summary Compensation Table................................   19
  Option Grants in Last Fiscal Year.........................   21
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
     Year-End Option Values.................................   22
PERFORMANCE GRAPH...........................................   23
STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING...............   24
MISCELLANEOUS INFORMATION...................................   24

                                PROXY STATEMENT

                                       OF

                               TIG HOLDINGS, INC.
                              65 EAST 55TH STREET
                            NEW YORK, NEW YORK 10022

                               PROXY INFORMATION

SOLICITATION OF PROXIES

     The Board of Directors of TIG Holdings, Inc. (the "Company") solicits your proxy in connection with the Annual Meeting of Stockholders to be held at The St. Regis, 2 East 55th Street, New York, New York, at 10:00 A.M., local time, on Thursday, April 30, 1998, and at any adjournment of such meeting (the "Annual Meeting"). Jon W. Rotenstreich, Mary R. Hennessy and Louis J. Paglia have been designated as proxies by the Board of Directors and are named as such on the proxy card enclosed with this Proxy Statement. This Proxy Statement, the proxy card, and the Company's 1997 Annual Report are first being mailed to stockholders on or about March 27, 1998.

     The cost of this solicitation of proxies will be borne by the Company. The Company will request certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse them for reasonable forwarding expenses. Regular employees of the Company may solicit proxies personally, electronically, or by mail, telephone, or facsimile for which they will not receive any additional compensation. In addition, the Company has retained Morrow & Co. to assist in the distribution of the proxies and proxy statements for a fee estimated not to exceed $6,000, plus out-of-pocket expenses.

VOTING PROCEDURES

     Each stockholder of record of common stock, par value $.01 per share, of the Company (the "Common Stock") at the close of business on March 16, 1998 is entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the record holder to one vote upon each matter to be voted on by the stockholders at the Annual Meeting. At the close of business on March 16, 1998, there were 51,753,833 shares of Common Stock outstanding. There is no cumulative voting of the Common Stock.

     The shares represented by the enclosed proxy card will be voted at the Annual Meeting, provided that the proxy card is returned, properly executed, in time for the Annual Meeting. All such shares will be voted in accordance with the instructions set forth on the proxy card. Duly executed and returned proxy cards on which no voting instructions are given with respect to one or more proposals will be voted with respect to the uninstructed proposals as follows:
(i) FOR the election as directors of the individuals nominated by the Board of Directors named herein; and (ii) FOR ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for 1998. In the case of shares held by participants in the Company's employee stock ownership and 401(k) plans for which no voting instructions are given to the applicable plan trustee, such shares will be voted by the trustee of the respective plans in the same proportion as shares for which voting instructions were given. Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company (at the address set forth above), by submitting a properly executed, subsequently dated proxy or by voting in person at the Annual Meeting; provided, that the stockholder gives affirmative notice to the Secretary at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

QUORUM AND VOTES REQUIRED

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock is required in order to constitute a quorum for the transaction of business at the Annual Meeting. The shares of Common Stock represented by a duly executed and returned proxy card will be counted for purposes of establishing a quorum, despite the fact that the holder of the shares has withheld authority with respect to the election of directors, has indicated an abstention with respect to the other proposal, or the proxy card indicates a broker non-vote with respect to one or more proposals.

     Brokers holding shares in street name for beneficial owners must vote those shares in accordance with the instructions, if any, they receive from the beneficial owner; provided, that under applicable rules of the New York Stock Exchange, if specific instructions are not received, brokers have the authority to vote the shares in their discretion on certain "routine" matters. Absent specific instructions from the beneficial owners of the shares in the case of "non-routine" matters, the brokers may not vote the shares with respect to those matters. The election of directors and the ratification of the appointment of Ernst & Young as the Company's auditors are considered routine matters on which brokers may vote in their discretion, absent specific instructions from the beneficial owners of the shares.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting for the election of directors. The adoption of the proposal to ratify the appointment of Ernst & Young will require the affirmative vote of a majority of the votes cast on such proposal. For this purpose, abstentions will not be treated as votes cast and, therefore, will have no effect on the outcome of the vote on such proposal.

     At the Annual Meeting, votes will be tabulated by inspectors of election appointed by the Company's Board of Directors.

                   PROPOSAL NUMBER 1 -- ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the members of the Board of Directors shall be divided into three classes, with approximately one third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Company's Board of Directors is currently set by the Board at eight. Of this number, (i) two nominees will be presented for election at the Annual Meeting, both of whom will have terms expiring at the 2001 Annual Meeting of Stockholders (the "2001 Annual Meeting"), (ii) four members of the Board of Directors have terms expiring at the 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting"), and (iii) two members have terms expiring at the 1999 Annual Meeting of Stockholders (the "1999 Annual Meeting").

     Unless instructions to the contrary are given, all proxies received by the Company will be voted FOR the election of the two individuals named below as nominees to hold office until the 2001 Annual Meeting, or in each case until their respective successors are elected and qualified. Each of the nominees has indicated a willingness to serve as a director if elected. Should any nominee not be a candidate at the Annual Meeting, the individuals designated as proxies intend to vote in favor of the other nominee and for such substitute nominee, if any, as shall be designated by the Board of Directors, or the total number of directors comprising the Board may be reduced by the Board of Directors.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting for the election of directors.

     Certain information concerning each of the two nominees for election as director, and each director continuing in office, is set forth below.

     The Board recommends that the stockholders vote FOR each of the two nominees named below.

Nominees for Term Expiring in 2001

     George B. Beitzel (age 69) has been a director of the Company since 1993. In 1987, Mr. Beitzel retired from his position as Senior Vice President and director of International Business Machines Corporation, where he spent substantially all of his professional life. Principal Occupation: a director of the following corporations: Bankers Trust New York Corporation; Bitstream, Inc.; Computer Task Group, Inc.; Phillips Petroleum Company; Xillix Technologies Corp.; and Rohm and Haas Company. Mr. Beitzel is also Chairman of the Colonial Williamsburg Foundation and Chairman Emeritus of Amherst College.

     George D. Gould (age 70) has been a director of the Company since 1996. Principal Occupation: Vice Chairman of Klingenstein, Fields & Company, an investment management firm, since August 1989. From 1985 through 1988, Mr. Gould was Undersecretary for Finance of the United States Treasury Department. Prior to 1985, Mr. Gould was a general partner with Wertheim & Co. and Chairman of Madison Resources. Mr. Gould is also a director of Federal Home Loan Mortgage Corporation and Illinois Central Corp.

Directors Continuing in Office Until 1999

     Jon W. Rotenstreich (age 54) has been a director of the Company since 1993. Principal Occupation: Chairman of the Board and Chief Executive Officer of the Company since 1993. From 1992 to 1993, Mr. Rotenstreich was President of Jon Rotenstreich Consultants, Inc. From 1986 to 1991, Mr. Rotenstreich was President, Chief Investment Officer and a director of Torchmark Corporation, an insurance company, and President, Chief Executive Officer and a director of United Investors Management Corporation, which was a majority-owned subsidiary of Torchmark Corporation. From 1982 to 1986, Mr. Rotenstreich served as Vice President and Treasurer of International Business Machines Corporation. For 18 years prior to joining IBM, Mr. Rotenstreich served in various capacities at Salomon Brothers Inc, including Managing Director.

     Harold Tanner (age 65) has been a director of the Company since 1993. Principal Occupation: President of Tanner & Co., an investment banking firm. Mr. Tanner also serves as a member of the Advisory Committee of Warburg, Pincus Capital Company, L.P. and as Chairman of the Board of Trustees of Cornell University.

Directors Continuing in Office Until 2000

     Joel S. Ehrenkranz (age 62) has been a director of the Company since 1993. Principal Occupation: Senior Partner in the New York law firm of Ehrenkranz & Ehrenkranz LLP, where he has been a partner since 1962. Mr. Ehrenkranz is also a trustee of the Mount Sinai Medical Center, the New York University School of Law and the Whitney Museum of American Art.

     The Rt. Hon. Lord Moore (age 60) has been a director of the Company since 1997. Principal Occupation: European Chairman and a director of The Monitor Company, a strategic consulting company, since October 1990. Previously, Lord Moore held various ministerial posts in the Government of the United Kingdom, most recently as Secretary of State for Social Security from July 1988 to July 1989 and as Secretary of State for Health and Social Security from 1987 to 1988. Lord Moore is also the Chairman and a director of Credit Suisse Asset Management (U.K.) Holdings Limited, Credit Suisse Asset Management Limited, Credit Suisse Asset Management (Australia) Ltd., Deputy Chairman and a director of Rolls Royce plc, and a director of the following corporations: BEA Associates, Inc.; Blue Circle Industries PLC; Marvin & Palmer Associates; The Central European Growth Fund Plc; Camelot Group Plc and GTECH Holdings Corporation. He is also the President of The Energy Saving Trust Limited, a not-for-profit energy conservation organization, and a Governor of the London School of Economics.

     William W. Priest, Jr. (age 56) has been a director of the Company since 1994. Principal Occupation: Chief Executive Officer of BEA Associates, Inc., an investment counseling firm, which he initially joined in 1972. Mr. Priest is also a member of the Board of Trustees of the Duke University Fuqua School of Business and a past member of the State of New Jersey Investment Council.

     Ann W. Richards (age 64) has been a director of the Company since 1995. Principal Occupation: Senior Advisor in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1995. Ms. Richards served as the 45th Governor of the State of Texas from 1991 to 1995. From 1982 to 1990, she served as Texas State Treasurer. Ms. Richards is also a director of J.C. Penney Company, Inc. and Grupo Modello and a member of the Board of Trustees of the Aspen Institute, an international non-profit educational institution.

                 PROPOSAL NUMBER 2 -- RATIFICATION OF AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee of the Board of Directors, has appointed the firm of Ernst & Young as the Company's independent auditors for the year 1998. Although action by the stockholders in this matter is not required, the Board of Directors believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

     Therefore, a proposal to ratify the appointment of Ernst & Young as the principal independent auditors of the Company for the year ending December 31, 1998 will be presented to the stockholders at the Annual Meeting. This firm served as the principal independent auditors for the Company during 1997. A representative of Ernst & Young is expected to be present at the Annual Meeting and available to respond to appropriate questions. The firm will also have an opportunity to make a statement if it desires to do so, although the firm has indicated that no statement will be provided.

     If the stockholders do not ratify the appointment of Ernst & Young, the selection of independent auditors will be reconsidered by the Board of Directors. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required for the ratification of such appointment.

     The Company's Board of Directors recommends that stockholders vote FOR this proposal.

                                 OTHER BUSINESS

     The Board of Directors knows of no matters, other than those discussed in this Proxy Statement, that will be brought before the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, the persons named as proxies on the enclosed proxy card will vote in accordance with their judgment on such matters.

              CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE

     The Board of Directors met nine times during 1997. All of the directors, except Mr. Priest, attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which they served, in each case held during the period for which such director served in such capacity.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has the following committees:

     The Executive Committee possesses all the powers and authority of the Board of Directors in the management and direction of the business and affairs of the Company, except as limited by law. The Committee is comprised of Messrs. Rotenstreich (Chairman) and Tanner. The Executive Committee did not meet during 1997.

     The Audit Committee recommends an accounting firm to serve as the Company's independent public auditors, reviews the annual audit report of the Company, reviews audit and any non-audit fees paid to the Company's independent public auditors, and reports its findings and recommendations to the Board of Directors for appropriate action. The Committee has no members who are employees of the Company and is comprised of Messrs. Ehrenkranz (Chairman) and Beitzel and Ms. Richards. The Audit Committee met four times during 1997.

     The Compensation Committee supervises the Company's compensation policies, administers certain employee incentive plans, reviews officers' salaries and bonuses, approves significant changes in salaried employee benefits, and recommends such other forms of remuneration to the Board of Directors as it deems appropriate. The Committee has no members who are employees of the Company and is comprised of Messrs. Tanner (Chairman), Gould and Priest and Ms. Richards. The Compensation Committee met four times during 1997.

     The Nominating & Board Governance Committee considers nominations for prospective members of the Board of Directors made in accordance with the terms and provisions of the Restated Certificate of Incorporation and Bylaws of the Corporation, including nominees recommended by other directors, stockholders and management; recommends nominees to the Board of Directors; makes recommendations on the composition, structure, compensation, and operation of the Board of Directors and its committees; and administers and maintains the TIG Holdings, Inc. 1996 Non-Employee Directors Compensation Program. The Committee is comprised of Messrs. Beitzel (Chairman), Gould and Priest. The Nominating & Board Governance Committee met twice during 1997.

DIRECTOR COMPENSATION

     The Company's 1996 Non-Employee Directors Compensation Program (the "Program") was adopted by stockholders on May 2, 1996 (the "Effective Date") at the Company's 1996 Annual Meeting of Stockholders. The Program provides for the payment to each director who is not an employee of the Company and who has not been an employee of the Company or its subsidiaries for at least the preceding year (a "Non-Employee Director") of a cash retainer and formula stock-based grants, composed of stock options and restricted share units. A restricted share unit represents the right of the recipient to receive shares of Common Stock at a specified date in the future.

     Pursuant to the Program, Non-Employee Directors receive an annual retainer of $25,000 (the "Annual Cash Retainer") to be paid within thirty days after the annual meeting of the Company's stockholders held in such year. Any individual who becomes a Non-Employee Director after the Effective Date will receive for the year in which such individual became a Non-Employee Director all or a portion of the Annual Cash Retainer, as determined by the Nominating & Board Governance Committee, which administers the Program. The Program does not contemplate the payment of fees to Non-Employee Directors for attendance at meetings or for serving as the chairperson of any committee.

     In addition, Non-Employee Directors receive a one-time grant of restricted share units based on the time at which he or she qualifies as a Non-Employee Director. Each person who qualified as a Non-Employee Director on the Effective Date received a grant of 5,106 restricted share units on the day after the Effective Date. Any person who becomes a Non-Employee Director after the Effective Date will receive, on the next business day after such person becomes a Non-Employee Director, a grant of restricted share units equal in number to the quotient obtained by dividing (i) 12,500 multiplied by the excess of (x) 12 over (y) the number of complete fiscal quarters commencing on April 1, 1996 that have elapsed from such date to the date of grant, by (ii) the fair market value (as defined in the Program) of a share of Common Stock on the date of grant. Upon payment by the Company of any dividends on shares of Common Stock, Non-Employee Directors are entitled to receive additional units having a value equal to such cash dividends paid on the shares of Common Stock underlying their restricted share units.

     Non-Employee Directors also receive a one-time grant of stock options based on the time at which he or she qualifies as a Non-Employee Director. Each person who qualified as a Non-Employee Director on the Effective Date received, on the day after the Effective Date, a grant of stock options to purchase 10,212 shares of Common Stock with an exercise price of $29.375 per share, which was equal to the fair market value of a share of Common Stock on the date of grant. Pursuant to the Program, any person who becomes a Non-Employee Director after the Effective Date will receive, on the next business day after such person becomes a Non-Employee Director, a grant of stock options to purchase shares equal in number to the quotient obtained by dividing (i) 25,000 multiplied by the excess of (x) 12 over (y) the number of complete fiscal quarters commencing on April 1, 1996 that have elapsed from such date to the date of grant, by (ii) the fair market value (as defined in the Program) of a share of Common Stock on the date of grant. Unless terminated earlier pursuant to the terms of the Program, the term of any stock option granted will be ten years from the date of grant.

     Ownership Maintenance Stock Options will be granted to a Non-Employee Director if, upon the exercise of a stock option previously granted under the Program, such director paid the exercise price relating to such exercise by actual or constructive delivery of shares of Common Stock to the Company. The number of shares of Common Stock represented by the Ownership Maintenance

Stock Option will be equal to the number of shares of Common Stock so delivered, and the term of the Ownership Maintenance Stock Option will be equal to the remaining term of the option exercised. The exercise price of each Ownership Maintenance Stock Option will be equal to the fair market value of a share of Common Stock on the date of grant of the Ownership Maintenance Stock Option.

     Restricted share units and stock options granted to a Non-Employee Director prior to the date of the 1997 Annual Meeting will vest in three substantially equal installments on the date of each of the 1997 Annual Meeting, the 1998 Annual Meeting and the 1999 Annual Meeting. Restricted share units and stock options granted to a Non-Employee Director on or after the date of the 1997 Annual Meeting but prior to the date of the 1998 Annual Meeting will vest in two equal installments on the date of each of the 1998 Annual Meeting and the 1999 Annual Meeting. Restricted share units and stock options granted to a Non-Employee Director on or after the date of the 1998 Annual Meeting but prior to the date of the 1999 Annual Meeting will vest in one installment on the date of the 1999 Annual Meeting. Except as provided below, restricted share units and stock options will not vest if the director-grantee is not a Non-Employee Director on the relevant vesting date.

     If a Non-Employee Director's service on the Board is terminated as a result of death, or disability (as defined in the Program), such director's restricted share units and stock options will become 100% vested as of the date of such termination. If a Non-Employee Director's service on the Board is terminated for any other reason, such director will forfeit any restricted share units and stock options that have not yet vested as of the date of such termination. In the event of the termination of a Non-Employee Director's service for any reason, such director's vested stock options, including those whose vesting was accelerated as set forth above, will remain fully exercisable until the earlier of (i) the fifth anniversary of the date of termination and (ii) the tenth anniversary of the date of grant of such stock option.

     The Program will terminate, pursuant to its terms, on the date of the Company's 1999 Annual Meeting.

  STOCK OWNERSHIP AND SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock owned, as of March 16, 1998, by each director and nominee for election as a director of the Company, each executive officer of the Company referred to in the table titled "Summary Compensation Table," and all executive officers and directors of the Company as a group.

                                                                                          PERCENT
                                                          NUMBER OF SHARES                   OF
                   NAME                                BENEFICIALLY OWNED(1)               CLASS
                   ----                                ---------------------              -------
Jon W. Rotenstreich.......................  3,976,919   (2)(5)(6)(7)(8)                      7.7%
Don D. Hutson.............................  1,535,266   (2)(5)(6)                            3.0%
William G. Clark..........................    226,732   (2)(5)                                 *
Edwin G. Pickett..........................    310,230   (2)(5)(6)(8)                           *
Mary R. Hennessy..........................     70,153   (2)(5)(6)(8)(9)                        *
George D. Beitzel.........................     58,557   (2)(3)(10)                             *
Joel S. Ehrenkranz........................     57,271   (2)(3)(11)                             *
George D. Gould...........................     16,271   (2)(3)(4)                              *
The Rt. Hon. Lord Moore...................      6,504   (2)(3)                                 *
William W. Priest, Jr. ...................     19,671   (2)(3)                                 *
Ann W. Richards...........................     12,108   (2)                                    *
Harold Tanner.............................     50,271   (2)(3)                                 *
All executive officers and directors as a
  group (17 persons including those named
  above)..................................  6,702,404   (2)(3)(4)(5)(6)(7)(8)(9)(10)(11)    13.0%

---------------
   * Less than 1%

 (1) Beneficial ownership as reported in the table above has been determined from information supplied to the Company by the named persons and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the named director or executive officer has sole voting and investment power with respect to the shares listed as beneficially owned.

 (2) Includes shares which may be acquired upon the exercise of outstanding stock options that are currently exercisable or that will become exercisable within 60 days after March 16, 1998 as follows: Mr. Rotenstreich -- 3,545,609; Mr. Hutson -- 1,533,428; Mr. Clark -- 222,871;
     Mr. Pickett -- 256,329; Ms. Hennessy -- 52,500; Mr. Beitzel -- 6,808; Mr.
     Ehrenkranz -- 6,808; Mr. Gould -- 6,808; Lord Moore -- 4,316; Mr.
     Priest -- 6,808; Ms. Richards -- 6,808; Mr. Tanner -- 6,808; and all executive officers and directors as a group -- 5,881,307. Stock options do not have voting power and are generally not transferable.

 (3) Includes shares which will be acquired upon the conversion of restricted share units that are convertible or that will become convertible within 60 days of March 16, 1998 as follows: Mr. Beitzel -- 1,749; Mr.
     Ehrenkranz -- 1,749; Mr. Gould -- 1,749; Lord Moore -- 1,105; Mr.
     Priest -- 1,749; and Mr. Tanner -- 1,749. Restricted share units do not have voting power and are not transferable.

 (4) Includes 1,000 shares held in the name of Mr. Gould's spouse as to which he disclaims beneficial ownership.

 (5) Includes shares allocated as of December 31, 1997 under the trust established to hold the assets of the Company's Employee Stock Ownership Plan ("ESOP") to individual accounts as follows: Mr. Rotenstreich -- 474; Mr. Hutson -- 474; Mr. Clark -- 474; Mr. Pickett -- 472; Ms. Hennessy -- 198; and all executive officers and directors as a group -- 3,643. Each ESOP participant has pass-through voting rights for the number of shares credited to the participant's account. If participants do not exercise their voting rights, the ESOP Trustee votes those shares in the same proportion as ESOP shares that have been voted by remaining participants. Shares credited to an ESOP participant's account are not transferable while the participant is an employee of the Company.

 (6) Includes shares allocated as of December 31, 1997 under the TIG Holdings, Inc. Common Stock Fund established under the Company's Diversified Savings and Profit Sharing Plan (the "Plan") to individual accounts as follows: Mr. Rotenstreich -- 3,181; Mr. Hutson -- 1,364; Mr. Pickett -- 3,200; Ms. Hennessy -- 313; and all executive officers and directors as a group -- 9,212. Each Plan participant has pass-through voting rights for the number of shares credited to the participant's account. If participants do not exercise their voting rights, the Plan Trustee votes those shares in the same proportion as Plan shares that have been voted by remaining participants. Shares credited to a Plan participant's account are not transferable until such shares have vested.

 (7) Includes 32,157 shares held by the Rotenstreich Family 1993 Trust for the benefit of Mr. Rotenstreich's children, for which trust Mr. Rotenstreich's spouse acts as trustee.

 (8) Includes shares of restricted Common Stock awarded pursuant to the 1993 and 1996 Long Term Incentive Plans as follows: Mr. Rotenstreich -- 15,208; Mr. Pickett -- 4,426; Ms. Hennessy -- 13,408; and all executive officers and directors as a group -- 112,276. Shares of restricted Common Stock may be voted by the holders thereof, but such shares are not transferable until the restrictions have lapsed.

 (9) Includes 400 shares held in the name of Ms. Hennessy's spouse as to which she disclaims beneficial ownership.

(10) Includes 8,800 shares held in the name of Mr. Beitzel's spouse as to which he disclaims beneficial ownership. Also includes an aggregate of 28,400 shares held in trusts for the benefit of Mr. Beitzel's children; Mr. Beitzel is the trustee as to 14,200 shares and Mr. Beitzel's spouse is the trustee as to the remaining 14,200 shares. Mr. Beitzel disclaims beneficial ownership as to all 28,400 of such shares.

(11) Includes 2,000 shares held in the name of Mr. Ehrenkranz's spouse as to which he disclaims beneficial ownership. Includes 5,000 shares held by a partnership with respect to which Mr. Ehrenkranz and his spouse have sole investment and voting power. Mr. Ehrenkranz disclaims beneficial ownership as to 4,975 of such shares.

PRINCIPAL STOCKHOLDERS

     The following table lists all persons known by the Company to be the beneficial owner of more than five percent of the Common Stock outstanding as of March 16, 1998, other than Mr. Rotenstreich, whose ownership is reported in the table under the heading "Stock Ownership of Directors and Executive Officers."

                                                                                PERCENT OF
                    NAME AND ADDRESS                       NUMBERS OF SHARES      CLASS
                    ----------------                       -----------------    ----------
Loomis, Sayles & Company, L.P............................      3,577,800(1)         6.9%
One Financial Center
Boston, Massachusetts 02111

Princeton Services, Inc..................................      3,241,907(2)         6.3%
Merrill Lynch Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey 08563

John A. Levin & Co., Inc.................................      2,804,838(3)         5.4%
One Rockefeller Plaza
25th Floor
New York, New York 10022

---------------
(1) As reported on Schedule 13G, dated February 12, 1998, filed by Loomis, Sayles & Company, L.P. ("Loomis"), an investment advisor. Of the shares reported, Loomis reports sole voting power as to 1,612,409 shares and shared dispositive power as to 3,577,800 shares.

(2) As reported on Schedule 13G, dated January 28, 1998, filed jointly on behalf of Princeton Services, Inc. ("Princeton Services") and Merrill Lynch Asset Management, L.P. ("MLAM"). Princeton Services is a parent holding company of MLAM, an investment advisor. Princeton Services reports shared voting and dispositive power as to 3,241,907 shares and MLAM reports shared voting and dispositive power as to 2,841,907 shares.

(3) As reported on Amendment No. 1 to its Schedule 13G, dated February 13, 1998, filed jointly on behalf of John A. Levin & Co., Inc. ("Levin & Co.") and Baker, Fentress & Company ("Baker Fentress"). Baker Fentress is the indirect owner of Levin & Co., an investment adviser which holds the shares reported for the accounts of its investment advisory clients. Of the shares reported, each of Levin & Co. and Baker Fentress reports sole voting power as to 350,160 shares, sole dispositive power as to 350,088 shares, shared voting power as to 1,284,700 shares, and shared dispositive power as to 2,454,750 shares.

SECTION 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain officers and persons who beneficially own more than 10% of the Common Stock to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange reports of their initial beneficial ownership and changes in their beneficial ownership of the Common Stock and any other equity securities of the Company on Forms 3, 4, and 5. Reporting persons are required by SEC regulation to furnish the Company with copies of all such filings.

     Based solely upon review of Forms 3 and 4 (and any amendments thereto) furnished to the Company during the year ended December 31, 1997 and Forms 5 (and any amendments thereto) furnished to the Company with respect to the year ended December 31, 1997, the Company is not aware of any directors, officers, or beneficial owners of greater than 10% of the Common Stock who have not timely filed reports required by Section 16(a) during or in respect of the year ended December 31, 1997, except Cynthia Koenig, principal accounting officer of the Company and controller of TIG Insurance Company, a subsidiary of the Company, whose Form 3, and Form 4 in respect of the sale of 3,000 shares were not timely filed. A Form 3 and Form 5, which reported the sale of 3,000 shares, were filed on behalf of Ms. Koenig on March 26, 1998.

              CERTAIN INFORMATION REGARDING THE EXECUTIVE OFFICERS

     The following table shows certain information, as of March 16, 1998, concerning each executive officer of the Company, except those persons who are also nominees for director or who also serve as directors. Each executive officer is elected annually by the Board of Directors of the Company or the board of directors of one of its subsidiaries and serves at the pleasure of such board. Except as indicated below under "Employment and Severance Agreements and Change-in-Control Arrangements", there are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was elected.

                                                         PRINCIPAL OCCUPATION
                                                       AND BUSINESS EXPERIENCE
             NAME                AGE                   FOR THE PAST FIVE YEARS
             ----                ---                   -----------------------
Peter M. Acton.................  56    Senior Vice President and General Counsel of the Company
                                       since July 1996; Associate General Counsel of
                                       International Business Machines Corporation, 1994 to
                                       1996; IBM Group Counsel, 1986 to 1994.
Mary R. Hennessy...............  45    President and Chief Operating Officer of the Company
                                       since January 1998; Executive Vice President and Chief
                                       Underwriting Officer, 1996 to 1997; President, Am-Re
                                       Services, Inc., Senior Vice President and Chief Actuary,
                                       American Re-Insurance Company, and Chairman and Chief
                                       Executive Officer, Am-Re Consultants, Inc., a subsidiary
                                       of American Re, Inc., 1988 to 1996.
Cynthia B. Koenig..............  41    Principal Accounting Officer of the Company and
                                       Controller of TIG Insurance Company, a subsidiary of the
                                       Company ("TIC"), since July 1997; Vice President and
                                       Assistant Controller of TIC, 1995 to June 1997;
                                       Assistant Vice President -- SEC Reporting of TIC, 1993
                                       to 1995; Vice President and Assistant Controller,
                                       Firemen's Fund Insurance Company, 1991 to 1993; Senior
                                       Audit Manager, Ernst & Young LLP, 1989 to 1991.
Louis J. Paglia................  40    Senior Vice President and Treasurer of the Company since
                                       April 1993; Consultant, Jon Rotenstreich Consultants,
                                       Inc., 1992 to 1993; Vice President and Chief Financial
                                       Officer, Emisphere Technologies, Inc., a
                                       biopharmaceutical company, 1992; Principal, Investment
                                       Banking Division, Morgan Stanley & Co. Incorporated,
                                       1990 to 1992; Vice President, Investment Banking
                                       Division, Morgan Stanley & Co. Incorporated, 1988 to
                                       1990.
Edwin G. Pickett...............  51    Executive Vice President of the Company since March
                                       1996; Chief Financial Officer of the Company since 1993;
                                       Executive Vice President and Chief Financial Officer,
                                       USF&G Corporation, 1991 to 1993; various management
                                       positions, USF&G Corporation, 1989 to 1991.
Orest B. Stelmach..............  36    Senior Vice President and Chief Investment Officer of
                                       the Company since May 1993; Vice President, ALIAC, a
                                       subsidiary of Aetna Life and Casualty Company, 1990 to
                                       1993; various investment management positions, ALIAC,
                                       1985 to 1990.
Michael G. Wacek...............  42    President and Chief Executive Officer of TIG Reinsurance
                                       Company, a subsidiary of the Company, since February
                                       1998; Managing Director, St. Paul Reinsurance Co. Ltd.
                                       and Director, St. Paul Management Ltd., 1993 to 1998;
                                       various management positions, St. Paul Reinsurance Co.
                                       Ltd. and St. Paul Management Ltd., 1989 to 1993.

EMPLOYMENT AND SEVERANCE AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Prior to the closing of the initial public offering of the Common Stock on April 27, 1993, the Company entered into an employment agreement with Jon W. Rotenstreich (the "Employment Agreement") pursuant to which Mr. Rotenstreich is employed as the Chairman of the Board and Chief Executive Officer of the Company and of TIG Insurance Group, a subsidiary of the Company, ("TIG"). The Company has agreed to employ Mr. Rotenstreich for the period commencing on the closing of the initial public offering of the Common Stock on April 27, 1993, and ending on the earlier to occur of (i) the fourth anniversary of such date, or (ii) the first day of the month next following Mr. Rotenstreich's 65th birthday. Mr. Rotenstreich's employment period will be automatically extended each year unless Mr. Rotenstreich or the Company gives written notice to the contrary. Upon a change of control (as defined in the Employment Agreement and as described below), the employment period will be extended to the earlier of (i) the fourth anniversary of the change of control, or (ii) the first day of the month next following Mr. Rotenstreich's 65th birthday.

     Mr. Rotenstreich's initial base salary was set forth in his Employment Agreement at $600,000 per annum. During 1996 and for the first time since entering into the Employment Agreement, Mr. Rotenstreich's base salary was increased as permitted in the Employment Agreement. No increase in base salary for Mr. Rotenstreich was made in 1997. See "Certain Information Regarding the Executive Officers -- Compensation Committee Report on Executive Compensation." Mr. Rotenstreich is entitled to participate in and receive all benefits under any and all bonus, short-or long-term incentive, savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Company and/or its subsidiaries for the benefit of senior executives.

     Under the Employment Agreement, Mr. Rotenstreich received a non-qualified stock option to purchase 3,500,000 shares of Common Stock. The per share exercise price of such options equals the price to the public in the initial public offering of the Common Stock ($22.625). Such options have a ten-year term and became exercisable with respect to 100% of the aggregate number of underlying shares on October 19, 1996. If Mr. Rotenstreich's employment is terminated by reason of death, disability (as defined in the 1993 Long-Term Incentive Plan), or retirement (as defined in the 1993 Long-Term Incentive
Plan), the unexercised portion of his option may be exercised at any time during the four-year period commencing on the date of termination. If Mr. Rotenstreich's employment is terminated by reason of death, by the Company due to disability (as defined in the Employment Agreement), or for cause (as defined in the Employment Agreement), or by Mr. Rotenstreich without good reason (as defined in the Employment Agreement), he or his legal representative will be entitled to, among other things, his base salary through the date of termination and any deferred compensation and accrued vacation pay not yet paid by the Company.

     If, prior to a change of control, the Company terminates Mr. Rotenstreich's employment (other than for cause or disability), or he terminates his employment for good reason (as defined in the Employment Agreement), he will be entitled to the amounts specified in the preceding sentence, plus the base salary for the period from the date of termination through the end of the employment period. If, after a change of control, the Company terminates Mr. Rotenstreich's employment (other than for cause or disability), or he terminates his employment for good reason, he will be entitled to, among other things, the base salary through the date of termination, a payment equal to three times the base salary, any deferred compensation and accrued vacation not yet paid by the Company and a special retirement benefit equal to the difference between (a) the retirement benefits Mr. Rotensteich would have received if he had remained employed by the Company for the remainder of the employment period and (b) the actual benefit that he will receive. If

Mr. Rotenstreich's employment is terminated by the Company for cause, or if he voluntarily terminates his employment without good reason, for a period of three years he may not engage in any business that is in competition with the Company or its subsidiaries or solicit or offer employment to any person that has been employed by the Company during the three months prior to such solicitation or offer. Additionally, if any payment or distribution to Mr. Rotenstreich by the Company, any subsidiary or affiliate would be subject to any "golden parachute payment" excise tax or similar tax, then he will be entitled to receive an additional gross-up payment in an amount such that after payment of all taxes by Mr. Rotenstreich attributable to such additional gross-up payment, he retains an amount equal to the excise tax imposed upon such parachute payments.

     A "change of control" of the Company for purposes of the Employment Agreement will be deemed to occur (i) (A) upon the acquisition by an individual, entity, or group of the beneficial ownership of 20% or more of (1) the outstanding Common Stock, or (2) the combined voting power of the Company's voting securities; provided, however, that the following acquisitions will not constitute a "change of control": (x) any acquisition by any employee benefit plan of the Company or any affiliate or (y) any acquisition by any corporation if, immediately following such acquisition, more than 80% of the outstanding common stock and the outstanding voting securities of such corporation is beneficially owned by all or substantially all of those who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Company's voting securities (in substantially similar proportions as their ownership of such Company securities immediately prior thereto); or (ii) if the individuals who, on the date of the closing of the initial public offering of the Common Stock, constituted the Company's board of directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors; provided, however, that any individual becoming a director subsequent to the date of the closing of the initial public offering of the Common Stock whose election, or nomination for election, was approved by at least a majority of the directors then serving and comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents; or (iii) upon approval by the Company's stockholders of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Company's voting securities beneficially own, immediately after such transaction, more than 80% of the outstanding common stock and voting securities of the corporation resulting from such transaction (in substantially the same proportions as their ownership, immediately prior thereto, of the Common Stock and the Company's voting securities); or (iv) upon approval by the Company's stockholders of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary of the Company or (v) upon the taking of certain actions by Transamerica Corporation, which are no longer applicable.

     Prior to May 1, 1997, Don D. Hutson was employed by the Company as the President and Chief Operating Officer pursuant to an employment agreement with substantially the same terms as Mr. Rotenstreich's employment agreement described above; except, that Mr. Hutson's initial base salary was $500,000 and his initial stock option grant was for options to purchase 1,750,000 shares of Common Stock. In contemplation of his retirement from his positions with the Company and its subsidiaries, including President and Chief Operating Officer of the Company and as a director of the Board of Directors of the Company which was effective December 31, 1997, Mr. Hutson and the Company entered into a Separation Agreement, dated as of May 1, 1997 (the "Separation Agreement"), which agreement replaced Mr. Hutson's employment agreement.

     The Separation Agreement provides that, in lieu of any amounts due to Mr. Hutson under his original employment agreement as a result of the termination of his employment with the Company, the Company will make ten annual cash payments to Mr. Hutson, or to his designated beneficiary in the event of his death, each in the amount of $500,000, payable within the first ten business days of each calendar year following the termination of his employment with the Company, beginning January 1998. In addition, if a Change of Control (which is defined in the Separation Agreement in substantially the same manner as that term is defined in Mr. Rotenstreich's employment agreement as described above) occurs prior to the receipt by Mr. Hutson or his designated beneficiary of all ten annual cash payments, upon prior written notice to the Company, Mr. Hutson will be entitled to receive in one lump sum an amount equal to the net present value of the remaining annual cash payments, discounted at a rate of 8% per annum. After January 1, 1998 and until he reaches age 65, Mr. Hutson will also be entitled to life insurance coverage equal to $600,000 through the Company's life insurance program.

     Pursuant to the Separation Agreement, for four years following his retirement Mr. Hutson is prohibited from, directly or indirectly, (i) soliciting or inducing customers, clients, agents and others doing business with the Company or its subsidiaries or affiliates to terminate, reduce or alter any association with the Company, its subsidiaries or affiliates, as applicable, and/or (ii) soliciting or inducing any employee of or consultant to the Company or its subsidiaries or affiliates to terminate such employment or consulting arrangement and/or accept an employment or consulting arrangement with anyone other than the Company, its subsidiaries or affiliates. Mr. Hutson is also subject to an obligation to hold in confidence and not divulge any Confidential Information (as defined in the Separation Agreement) to any person or entity.

     At the time of his employment by the Company as Senior Vice President and Chief Financial Officer, Edwin G. Pickett entered into a severance arrangement pursuant to which he will receive a payment equal to eighteen months of his then-current compensation and automatic vesting of his accounts under the Company's various employee benefit plans in the event of his involuntary termination by the Company. For this purpose, involuntary termination includes resignation due to a significant diminution of authority, position or responsibilities without his consent.

     Prior to the closing of the initial public offering of the Common Stock on April 27, 1993, TIG Reinsurance Company, a subsidiary of the Company ("TIG Re") entered into an employment agreement with William G. Clark, pursuant to which Mr. Clark was employed as the Chairman and Chief Executive Officer of TIG Re. Mr. Clark's employment agreement provided for a term of employment expiring on the first day of the next month following Mr. Clark's 65th birthday. Mr. Clark retired from his duties with TIG Re and from the Company's Board of Directors in February 1998. Pursuant to his employment agreement, for two years following his retirement, Mr. Clark is prohibited from, directly or indirectly, (i) soliciting for employment certain employees of the Company and its subsidiaries and (ii) soliciting or diverting the business of certain customers and insureds of the Company or its subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee") is composed entirely of independent non-employee directors. The Committee is responsible for supervising the Company's compensation policies, administering the Company's executive compensation plans and reviewing officers' salaries and bonuses, including those of the Named Executive Officers (as hereinafter defined). In carrying out its duties, the Committee utilizes a compensation consultant of its choice to assist in establishing levels of pay and an overall compensation program to best effectuate the Committee's philosophy, as described below.

     The Committee submits the following report to stockholders on the compensation policies applicable to the Company's executive officers with respect to compensation reported for the year ended December 31, 1997:

  EXECUTIVE COMPENSATION PHILOSOPHY AND POLICIES

     The overriding objective of the Committee's executive compensation policies is to attract and retain superior executives. The policies are also designed to:
(i) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company's financial performance; (ii) reward individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and (iii) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     The Company's compensation program for executive officers and other senior management is designed to provide an opportunity for a total compensation level (including base salary, and annual and long-term incentives) that is targeted at approximately the 75th percentile in the aggregate of companies surveyed. In addition, the Company seeks to deliver more of such total compensation package in the form of long-term incentives and other variable compensation and less in the form of base pay than the competitive market. The companies surveyed include both those within the property and casualty insurance industry and companies outside such industry with which the Company competes for executive talent. Consequently, this is a broader and more diverse set of companies than those included in the Standard & Poor's Property/Casualty Insurance Index used for the Performance Graph appearing elsewhere in this Proxy Statement.

  COMPONENTS OF EXECUTIVE COMPENSATION

     The compensation program for executive officers consists of the following components: annual cash compensation and long-term incentive awards.

  Annual Cash Compensation

     Annual cash compensation includes base salary and an annual cash incentive. Certain of the Company's Named Executive Officers were in 1997 employed pursuant to multi-year employment agreements, which had been entered into at the time of the IPO in order to retain the services of such officers for an extended period of time. In one case, such employment agreement was replaced during the year by a separation agreement in anticipation of such Named Executive Officer's retirement. See "Certain Information Regarding Executive Officers -- Employment and Severance Agreements and Change-in-Control Arrangements." The minimum salary to which each such Named Executive Officer is entitled is specified in his employment (or separation) agreement and is subject to annual review and increase when deemed appropriate by management and the Committee. For an executive whose employment is not governed by an employment agreement, the

Company's management suggests an initial base salary level based on the executive's skill, knowledge, and responsibility relative to comparable positions in competitive companies, which salary is reviewed by the Committee. It is the Committee's and management's view that executive officer salaries should not be regularly adjusted on an annual basis to reflect cost-of-living or other similar increases. Salary increases, if any, are made, with Committee involvement, on an individual basis to reflect promotions or to maintain the competitiveness of an executive's salary or to recognize an executive's increased responsibilities.

     Early in 1997, the Company established a business plan for the year, including financial targets. Based on the business plan, the Compensation Committee established as a guideline a schedule indicating the size of the bonus "pool" to be made available for distribution to executive officers and certain other senior employees as a group (the "Group" executives) based on the Company's achievement of differing levels of operating earnings per share (excluding certain items). The schedule called for a bonus pool equal to a specified percent, ranging from zero to one hundred percent, of the year-end 1997 base salaries of the Group executives, depending upon the Company's particular level of achievement. In the event the Company achieved a certain "target" level of operating earnings per share (excluding certain items), the guideline schedule called for a bonus pool equal to 75% of the Group executives' salaries. Because the Company did not meet its above-stated target level, the size of the bonus pool was reduced to approximately 58% of the Group executives' salaries, a percent consistent with the pre-established guideline and which recognized individual positive achievements during 1997.

     In March of 1997, the Compensation Committee also established an Incentive Payment Schedule for Fiscal Year 1997 (the "Incentive Schedule"). Under the Incentive Schedule, a Named Executive Officer is permitted to receive as a bonus up to a specified percent of his or her base salary (as in effect on the date the Incentive Schedule was adopted by the Committee), which percent ranged from zero to two hundred percent depending on the Company's level of achievement of specified financial measurements.

     The actual allocation of the bonus pool to executives was based on individual performance and, in the case of the Named Executive Officers, in accordance with the terms of the Incentive Schedule. Some of the factors considered in this evaluation were the managed unit's profitability and growth, expense control, productivity, leadership, staff development, performance management, innovation, teamwork, and customer service. No specific weight was attributed to any of these factors. Management consulted with the Committee on management's recommended individual award levels. By keeping base salaries relatively constant, the Company has sought to place more focus on achievement of annual performance objectives and to place a greater proportion of the executive's annual cash compensation at risk each year.

  Long-Term Incentive Awards

     Long-term incentive awards provide executive officers with an incentive linked to both multiple-year corporate financial performance and stockholder value. During 1997, the Company's long-term incentive awards were made under its 1996 Long-Term Incentive Plan. This plan is administered by the Committee and is an omnibus long-term incentive plan which provides the Committee with the flexibility to grant many types of equity-based, and equity-related incentives.

     In 1997, the Committee chose to award both stock options and restricted stock. Both stock options and restricted stock are important in aligning executive compensation with stockholder value creation and reinforcing the Company's pay-for-performance philosophy. Options, which vest in equal installments over four years, were granted with an exercise price equal to the fair market value of a share of Common Stock on the date of grant, which means that they will only have value if the stock price increases. Restricted stock was granted to certain of the Company's more highly compensated executives, vesting in equal installments over a three-year period. Consequently, both these types of stock awards serve as retention vehicles for valuable executive talent. The number of shares granted in 1997 was based on Company and individual performance, practices at surveyed companies, and the total number of shares granted in 1997 relative to total shares outstanding. In the case of Named Executive Officers, restricted stock grants were made in accordance with the terms of the applicable Incentive Schedule. See "Certain Information Regarding the Executive
Officers -- Option Grants in Last Fiscal Year" and "-- Summary Compensation Table."

  COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     As described above, Mr. Rotenstreich's employment with the Company is governed by an employment agreement entered into in 1993. See "Certain Information Regarding the Executive Officers -- Employment and Severance Agreements and Change-in-Control Arrangements." The minimum salary to which Mr. Rotenstreich is entitled is specified in such employment agreement and is subject to annual review and increase when deemed appropriate by the Committee. In January 1996, the Committee increased for the first time Mr. Rotenstreich's salary from $600,000, the level established in such employment agreement, to $800,000. This action was taken in consideration of Mr. Rotenstreich's contributions to the Company's performance and also, as a result of the fact that such salary was below competitive levels. Since that time, Mr. Rotenstreich's salary has not been increased.

     During 1997, the Company strengthened its management team through a number of additions and promotions, successfully grew many new primary and reinsurance operations initiatives, further enhanced the specialty focus and implemented major productivity and work-process improvement measures. The Committee believes that Mr. Rotenstreich's leadership was instrumental in the Company achieving these objectives.

     Based on the Company's accomplishments during 1997, and after consultation with the Company's remaining outside directors and the Committee's independent consultant on executive compensation, the Committee awarded a bonus to Mr. Rotenstreich in January 1998 consisting of $350,000 cash incentive payment and 6,742 shares of restricted stock, with a market value of $225,014 on the date of grant. This bonus represented a reduction of approximately $175,000 from the bonus awarded to Mr. Rotenstreich for 1996 performance. Both management and the Committee believed that this reduction was warranted in light of the Company's disappointing financial results. The Committee also granted to Mr. Rotenstreich options to purchase 50,000 shares of Common Stock with an exercise price equal to the fair market value of a share of Common Stock on the date of grant ($33.375) which options vest in equal annual installments over four years.

  DEDUCTIBILITY OF COMPENSATION IN EXCESS OF $1,000,000 PER YEAR

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to the executive officers listed in the Summary Compensation Table and employed by the Company on the last day of the taxable year to $1,000,000, unless the excess compensation falls within one of the exceptions, e.g., is "performance-based." In 1996, the stockholders approved the Annual Incentive Plan and the 1996 Long-Term Incentive Plan which are designed to allow awards under such plans to qualify as "performance-based" under Section 162(m) and, therefore, to be tax deductible by the Company. The Annual Incentive Plan and the Incentive Payment Schedule for Fiscal Year 1997 adopted by the Compensation Committee pursuant thereto generally provided that compensation payable under such Plan and Schedule be based on the attainment of objective performance goals based on one or more specified financial criteria.

     While it is the intention of the Compensation Committee to maintain deductibility of executive officer compensation generally, it is the Committee's policy to maintain flexibility to take actions that it deems in the best interest of the Company and its stockholders, which may provide for payments that do not qualify for tax deductibility under Section 162(m) or other sections of the Internal Revenue Code, for example to attract and retain high-caliber professionals.

                                          COMPENSATION COMMITTEE
                                            Harold Tanner, Chairman
                                            George D. Gould
                                            William W. Priest, Jr.
                                            Ann W. Richards

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Company and its subsidiaries for services in all capacities during each of the last three years, or such shorter employment period as is applicable, to (i) the Company's Chief Executive Officer and (ii) the four most highly compensated executive officers of the Company or its subsidiaries, other than the Chief Executive Officer, for the year ended December 31, 1997 (collectively, the "Named Executive Officers").

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                           ANNUAL COMPENSATION              ---------------------------
                                -----------------------------------------   RESTRICTED     SECURITIES
       NAME AND                                            OTHER ANNUAL       STOCK        UNDERLYING        ALL OTHER
  PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)     COMPENSATION($)   AWARDS($)      OPTIONS(#)     COMPENSATION($)
  ------------------    ----    ---------    --------     ---------------   ----------     ----------     ---------------
Jon W. Rotenstreich...  1997(1)  800,000      350,000          0             305,559(3)      593,021(4)       106,192(5)
  Chairman of the       1996     800,000      450,000          0             200,025          75,000           65,566
  Board and Chief       1995     600,000      400,000          0               0              78,900           53,526
  Executive Officer
Don D. Hutson(6)......  1997(1)  600,000      350,000          0             152,797(3)      124,503(4)        87,817(5)
  Former President      1996     600,000      350,000          0             150,019          50,000           52,996
  and Chief             1995     500,000      350,000          0               0              65,800           45,526
  Operating Officer
William G. Clark(7)...  1997(1)  550,000            0          0              50,944(3)       25,800           74,692(5)
  Former Chairman       1996     550,000      250,000          0              50,006          26,500           45,496
  of the Board and      1995     500,000      250,000          0               0              52,600           40,526
  Chief Executive
  Officer of TIG Re
Edwin G. Pickett......  1997(1)  467,500      200,000          0             101,853(3)      110,823(4)        66,855(5)
  Executive Vice        1996     467,500      250,000          0              75,023          40,000           40,121
  President and Chief   1995     425,000      225,000          0               0              44,700           38,026
  Financial Officer
Mary R. Hennessy(8)...  1997(1)  400,000      225,000         380,000(2)       0    (3)       10,000           36,692(5)
  President and Chief   1996(8)   50,378            0          0     (3)     300,625         200,000            1,512
  Operating Officer

---------------

(1) All items on the "1997" line represent amounts paid or granted during the year 1997, except the cash bonus which was earned in 1997 but was paid in 1998.

(2) Represents tax reimbursement payments made to Ms. Hennessy in connection with excise tax liability arising out of her termination of employment with her former employer.

(3) Represents the value on the date of grant of restricted stock awards made in 1997 as follows: Mr. Rotenstreich -- 8,889 shares; Mr. Hutson -- 4,445 shares; Mr. Clark -- 1,482 shares; and Mr. Pickett -- 2,963 shares. At December 31, 1997, the aggregate restricted stock holdings for each of the Named Executive Officers had a value (based on a December 31, 1997 closing market price of the Common Stock of $33.1875) as follows: Mr.
    Rotenstreich -- $280,965; Mr. Clark -- $91,332; Mr. Pickett -- $97,140; and
    Ms. Hennessy -- $331,875. Awards of restricted stock vest in three substantially equal installments on the anniversary of the date of grant; provided, however, that vesting of restricted stock may be accelerated upon the occurrence of certain events, including retirement, as described in the Company's Long-Term Incentive Plans. Dividends are paid on restricted stock.

(4) Under the Company's 1996 Long-Term Incentive Plan, Ownership Maintenance Stock Options (as defined therein) will be granted to an optionee in the event such optionee pays the exercise price and/or associated required tax withholdings by actual or constructive delivery of shares of Common Stock to the Company. The number of shares of Common Stock represented by the Ownership Maintenance Stock Option will be equal to the number of shares so delivered and the term will be equal to the remaining term of the option exercised. Such Options are not exercisable for the first six months after the date of grant. This figure includes Ownership Maintenance Stock Options granted during 1997 as follows: Mr. Rotenstreich -- 518,021, Mr.
    Hutson -- 84,503 and Mr. Pickett -- 74,323. See the table appearing below under the heading "Option Grants in Last Fiscal Year".

(5) Includes (i) employer contributions in connection with the Company's diversified savings plan portion of the Company's Diversified Savings and Profit Sharing Plan (the "Plan") of $7,125 for each Named

    Executive Officer; (ii) an allocation under the Employee Stock Ownership Plan ("ESOP") of $1,600 for each Named Executive Officer; (iii) employer contributions under the profit sharing plan portion of the Plan of $5,092 for each Named Executive Officer; (iv) a credit under the Company's profit sharing restoration plan portion of the Company's Diversified Savings and Profit Sharing Restoration Plan (the "Restoration Plan") of $43,600 to Mr. Rotenstreich's account; $31,600 to Mr. Hutson's account; $25,600 to Mr. Clark's account; $22,300 to Mr. Pickett's account and $9,600 to Ms. Hennessy's account; (v) a credit under the Company's ESOP Restoration Plan of $10,900 to Mr. Rotenstreich's account; $7,900 to Mr. Hutson's account; $6,400 to Mr. Clark's account; $5,575 to Mr. Pickett's account; and $2,400 to Ms. Hennessy's account; and (vi) a credit under the Company's diversified savings plan portion of the Restoration Plan of $37,875 to Mr. Rotenstreich's account; $34,500 to Mr. Hutson's account; $28,875 to Mr. Clark's account; $25,163 to Mr. Pickett's account; and $10,875 to Ms. Hennessy's account. All of the above information is as of December 31, 1997.

(6) Mr. Hutson retired from his duties with the Company and its subsidiaries effective December 31, 1997. See "Employment and Severance Agreements and Change-in-Control Arrangements."

(7) Mr. Clark retired from his duties with the Company and its subsidiaries effective February 2, 1998. See "Employment and Severance Agreements and Change-in-Control Arrangements."

(8) Ms. Hennessy joined the Company in November 1996 and became President and Chief Operating Officer as of January 1, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock option grants made during 1997 to the Named Executive Officers. These grants are also reflected in the Summary Compensation Table.

                                                     INDIVIDUAL GRANTS(1)
                         -----------------------------------------------------------------------------
                              SECURITIES        PERCENT OF TOTAL       EXERCISE
                              UNDERLYING       OPTIONS GRANTED TO      OR BASE                            GRANT DATE
                                OPTIONS           EMPLOYEES IN          PRICE                               PRESENT
         NAME                GRANTED(#)(2)        FISCAL YEAR        ($/SHARE)(3)     EXPIRATION DATE     VALUE($)(4)
         ----                -------------     ------------------    ------------     ---------------     -----------
Jon W. Rotenstreich        New Stock Options
                                75,000                3.6%            $33.75         January 16, 2007     $  954,750
                         Ownership Maintenance
                             Stock Options
                                162,555               7.8%            $34.4375       April 18, 2003       $1,625,550
                                294,321              14.2%            $32.50         April 18, 2003       $3,428,840
                                16,139                 .8%            $34.4375       November 29, 2003    $  169,460
                                15,692                 .8%            $34.4375       January 17, 2004     $  167,434
                                29,314                1.4%            $34.4375       November 11, 2005    $  353,527
Don D. Hutson              New Stock Options
                                40,000                1.9%            $33.75         January 16, 2007     $  509,200
                         Ownership Maintenance
                             Stock Options
                                36,819                1.8%            $32.1875       April 18, 2003       $  353,831
                                12,507                 .6%            $35.4375       November 29, 2003    $  135,576
                                 1,650                 .1%            $35.4375       January 17, 2004     $   18,183
                                11,147                 .5%            $32.1875       January 17, 2004     $  114,034
                                22,380                1.0%            $35.4375       January 11, 2005     $  266,098
William G. Clark           New Stock Options
                                25,800                1.2%            $33.75         January 16, 2007     $  328,434
Edwin G. Pickett           New Stock Options
                                36,500                1.8%            $33.75         January 16, 2007     $  464,645
                         Ownership Maintenance
                             Stock Options
                                 3,604                 .2%            $34.75         June 23, 2003        $   37,014
                                38,560                1.9%            $32.9063       June 23, 2003        $  388,685
                                 6,327                 .3%            $34.75         November 29, 2003    $   67,256
                                10,459                 .5%            $34.75         January 17, 2004     $  112,957
                                15,373                 .7%            $34.75         January 11, 2005     $  178,942
Mary R. Hennessy           New Stock Options
                                10,000                 .5%            $33.75         January 16, 2007     $  127,300

---------------

(1) The Company did not grant any stock appreciation rights during 1997 or any prior year.

(2) All options were granted on January 16, 1997, become exercisable as to 25% of the shares covered thereby on each of the first, second, third and fourth anniversary of the grant and contain a feature pursuant to which Ownership Maintenance Stock Options will be granted to the optionee in the event such optionee pays the exercise price and/or associated required tax withholdings by actual or constructive delivery of shares of Common Stock to the Company. The number of shares of Common Stock represented by the Ownership Maintenance Stock Option will be equal to the number of shares of Common Stock so delivered and the term of the Ownership Maintenance Stock Option will be equal to the remaining term of the option exercised. Ownership Maintenance Stock Options are not exercisable for the first six months from the date of grant. The exercise price of each Ownership Maintenance Stock Option will be equal to the fair market value of a share of Common Stock on the date of grant of such option. Vesting of options may be accelerated upon the occurrence of certain events, including retirement, as described in the Company's Long-Term Incentive Plans.

(3) The exercise price of the options granted is equal to the fair market value of a share of Common Stock on the date of grant.

(4) In accordance with Securities and Exchange Commission rules, the grant date present value presented is based on the Black-Scholes option pricing model. The estimated values are based on the following assumptions with respect to certain variables, including: (i) risk-free interest rate on the date of grant for zero-coupon U.S. Treasury securities of equal maturity; (ii) stock price volatility (100-day/20.17%); (iii) dividend growth rate (0%); and (iv) exercisability (based on the first exercise date). No adjustments have been made for non-transferability or risk of forfeiture. The actual value, if any, a Named Executive Officer realizes upon the exercise of such stock options will be based on the excess of the stock price over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning all exercises of stock options during 1997 by the Named Executive Officers and the year-end value of their unexercised stock options. The Company has not granted any stock appreciation rights.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                             SHARES                        OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                            ACQUIRED       VALUE              YEAR-END(#)            AT FISCAL YEAR-END($)(1)
                               ON         REALIZED    ---------------------------   ---------------------------
          NAME            EXERCISES(#)      ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ------------    --------    -----------   -------------   -----------   -------------
Jon W. Rotenstreich.....    641,633      $7,036,061    3,187,433       471,651      $31,055,063    $1,186,451
Don D. Hutson...........    501,703       5,408,777    1,533,428             0(2)    14,770,632             0
William G. Clark........    760,100       7,891,866      145,371        77,500        1,503,659       559,386
Edwin G. Pickett........    172,232       1,584,356      221,333       132,106        1,677,929       420,289
Mary R. Hennessy........          0               0       50,000       160,000          153,125       459,375

---------------

(1) For the purpose of the table above, options are "in the money" if, on December 31, 1997, the market price of the Common Stock ($33.125) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock covered by the options on December 31, 1997 and the aggregate exercise price of such options.

(2) Pursuant to the Company's 1993 and 1996 Long-Term Incentive Plans, the vesting of Mr. Hutson's options was accelerated upon his retirement on December 31, 1997.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500") and the Standard & Poor's Property/Casualty Insurance Index (the "S&P P/C Group"). The graph assumes that $100 was invested on April 20, 1993 (the date on which public trading in the Common Stock commenced) in each of the Common Stock, the S&P 500 and the S&P P/C Group, and that all dividends were reinvested.

      Measurement Period
     (Fiscal Year Covered)             TIG              S&P 500            S&P P/C
4/20/93                               100.00             100.00             100.00
12/31/93                              100.20             106.91              89.67
12/30/94                               83.89             108.32              91.97
12/29/95                              128.61             149.03             124.18
12/31/96                              153.95             183.25             151.62
12/31/97                              153.72             244.38             216.23

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     In order for a proposal by a stockholder of the Company to be eligible to be included in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Stockholders, the proposal, along with any accompanying statement, must be received by the Company at its principal executive office, on or before November 27, 1998. Any such proposal should be sent to the address set forth on the first page of this Proxy Statement directed to the attention of the Secretary of the Company.

     The Company's Bylaws allow stockholder proposals not included in the Company's proxy materials to be submitted to a vote of the stockholders at an annual meeting only if the Company is notified of the proposal sufficiently in advance. Such a proposal may be presented at the 1999 Annual Meeting of Stockholders only if the Secretary has been notified of the nature of the proposal and is provided certain additional information at least seventy (70) days but not more than ninety (90) days prior to April 30, 1999. The proposal must also be a proper one for stockholder action.

     The Company's Bylaws also require that notice of nominations of persons for election to the Board at the 1999 Annual Meeting of Stockholders, other than those made by or at the direction of the Board, must be received by the Secretary sufficiently in advance. Any such notice with respect to the nomination of a director for election at the 1999 Annual Meeting of Stockholders must be submitted at least seventy (70) days but not more than ninety (90) days prior to April 30, 1999. The notice must present certain information concerning the nominees and the stockholder making the nominations, as set forth in the Bylaws. The Secretary must also receive a statement of such nominee's consent to serve if elected.

                           MISCELLANEOUS INFORMATION

     The Annual Report to Stockholders for 1997, which accompanies this Proxy Statement, includes a copy of the Company's 1997 Annual Report on Form 10-K filed with the Securities and Exchange Commission and the financial statements and schedules thereto. Upon request and payment of the cost of reproduction, the exhibits to the Form 10-K will be furnished. Such written request should be directed to the Secretary of the Company at the address stated herein.

                                          By Order of the Board of Directors

                                          /s/ Carol E. Smith

                                          CAROL E. SMITH
                                          Secretary

March 27, 1998

                               TIG HOLDINGS, INC.

TO: INVESTORS FIDUCIARY TRUST COMPANY, AS TRUSTEE UNDER THE TIG HOLDINGS, INC. DIVERSIFIED SAVINGS AND PROFIT SHARING PLAN

         WILMINGTON TRUST COMPANY, AS TRUSTEE UNDER THE TIG HOLDINGS, INC. EMPLOYEE STOCK OWNERSHIP PLAN

I hereby instruct the Trustee to vote (in person or by proxy) all the shares of TIG Holdings, Inc. Common Stock which are credited to my account at the Annual Meeting of the Stockholders, to be held at The St. Regis, 2 East 55th Street, New York, New York on Thursday, April 30, 1998 at 10:00 a.m., local time, or at any adjournment thereof, on the matters set forth below:

(1) Election of Directors. Nominees for terms expiring in 2001: George B. Beitzel and George D. Gould; and

(2) Ratification of the Appointment of Ernst & Young LLP as the Company's Independent Auditors for 1998.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE). IF YOU WISH TO DIRECT THE TRUSTEE TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, YOU MUST MARK THE APPROPRIATE BOXES. IF YOU DO NOT MARK ANY BOXES, YOUR SHARES WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS WERE GIVEN TO THE TRUSTEE.

                                                                SEE REVERSE SIDE

[X] PLEASE MARK YOUR VOTES AS THIS EXAMPLE                           2511

If this card is properly executed, your shares will be voted in the manner directed herein by you. IF NO DIRECTION IS GIVEN, YOUR SHARES WILL BE VOTED AS SET FORTH ON THE REVERSE SIDE.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

    1. Election of Directors.  FOR [ ] WITHHELD [ ]
       (see reverse)

    2. Ratification of Appointment of Auditors. FOR [ ] AGAINST [ ] ABSTAIN  [ ]

FOR, except vote withheld from the following nominee(s):



SIGNATURE(S)_________________________________________________ DATE _____________

SIGNATURE(S)_________________________________________________ DATE _____________

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PROXY

                               TIG HOLDINGS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Jon W. Rotenstreich, Mary R. Hennessy and Louis J. Paglia, or any of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and to vote all shares of the Company held by the undersigned at the Annual Meeting of the Stockholders, to be held at The St. Regis, 2 East 55th Street, New York, New York on Thursday, April 30, 1998 at 10:00 a.m. local time, or at any adjournment thereof, on the matters set forth below:

(1) Election of Directors. Nominees for terms expiring in 2001: George B. Beitzel and George D. Gould; and

(2) Ratification of the Appointment of Ernst & Young LLP as the Company's Independent Auditors for 1998.

In their discretion, upon such other matters as may properly come before the meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE). BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                SEE REVERSE SIDE

[X] PLEASE MARK YOUR VOTES AS THIS EXAMPLE                    6467

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                            FOR               WITHHELD

1.       Election of Directors.             [ ]                 [ ]
         (see reverse)
         FOR, except vote withheld from the following nominee(s):


2.       Ratification of Appointment of Auditors.    FOR      AGAINST    ABSTAIN
                                                     [ ]      [ ]        [ ]







SIGNATURE(S)                                                  DATE

SIGNATURE(S)                                                  DATE

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.